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                                                                     EXHIBIT 12

              PIEDMONT NATURAL GAS COMPANY, INC. AND SUBSIDIARIES
               Computation of Ratio of Earnings to Fixed Charges
              For Fiscal Years Ended October 31, 1998 through 2002
                      (in thousands except ratio amounts)

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
                                              2002          2001          2000          1999          1998
                                            --------      --------      --------      --------      --------

Earnings:
   Pre-tax income from continuing
     operations                             $ 82,091      $ 90,683      $ 99,199      $103,077      $100,938
   Distributed income of equity
     investees                                22,143         9,885         4,255            --            --
   Fixed charges                              44,251        47,793        44,368        37,978        38,415
                                            --------      --------      --------      --------      --------
     Total Adjusted Earnings                $148,485      $148,361      $147,822      $141,055      $139,353
                                            ========      ========      ========      ========      ========

Fixed Charges:
   Interest                                 $ 42,250      $ 45,286      $ 42,010      $ 35,911      $ 36,453
   Amortization of debt expense                  366           420           465           323           304
   One-third of rental expense                 1,635         2,087         1,893         1,744         1,658
                                            --------      --------      --------      --------      --------
     Total Fixed Charges                    $ 44,251      $ 47,793      $ 44,368      $ 37,978      $ 38,415
                                            ========      ========      ========      ========      ========

Ratio of Earnings to Fixed Charges          $   3.36          3.10          3.33          3.71          3.63
                                            ========      ========      ========      ========      ========
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